Rule 424(b)(3)
                                                               File # 333-158962
PROSPECTUS

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                         490,040 shares of Common Stock

      By means of this prospectus a number of the shareholders of Flexible Solutions International, Inc. are offering to sell up to 490,040 shares of our common stock issuable upon the exercise of warrants.

      The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Prospective investors should consider certain important factors described under "Risk Factors" beginning on page 3 of this prospectus.

      These Securities Have Not Been Approved or Disapproved by the Securities and Exchange Commission Nor Has the Commission Passed Upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

      Our common stock is traded on the NYSE AMEX. On February 22, 2010 the closing price of our common stock on the NYSE AMEX was $1.85.












                The date of this prospectus is February 24, 2010

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.


Our Business

      We develop, manufacture and market specialty chemicals that slow the evaporation of water.

      Our HEAT$AVR(R) product is used in swimming pools and spas. This product forms a thin, transparent layer on the water's surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time and thereby reducing the energy required to maintain the desired temperature of the water. Using the same technology, our WATER$AVR(R) product, can also be used in reservoirs, potable water storage tanks, livestock watering ponds, canals, and irrigation ditches where its use slows water loss due to evaporation.

      We also manufacture and market TPA's, or biodegradable polymers, which are used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. TPA's can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

The Offering

      By means of this prospectus a number of our shareholders are offering to sell up to 490,040 shares of our common stock which are issuable upon the exercise of warrants. Warrants to purchase 443,240 shares were sold in a private offering, together with shares of our common stock, in 2007. Included in the shares offered by this prospectus are 46,800 shares issuable upon the exercise of warrants issued to sales agents participating in the private offering. Each warrant permits the holder to purchase one share of our common stock at a price of $3.00 at any time on or before December 31, 2010.

      As of January 31, 2010 we had 13,962,567 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise of outstanding warrants or options. See "Comparative Share Data".

      We will not receive any proceeds from the sale of the shares by the selling shareholders.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and the potential need for additional capital. See the "Risk Factors" section of this prospectus for additional risk factors.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on our belief as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding future revenues, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The following is a discussion of important factors that could affect our future operations and result in a decline in the market price of our common stock.

WE HAVE INCURRED SIGNIFICANT OPERATING LOSSES SINCE INCEPTION AND MAY NOT SUSTAIN PROFITABILITY IN THE FUTURE.

We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. To the extent our revenues do not increase, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not be profitable. Even if we become profitable in the future, we may not remain profitable.

OUR FAILURE TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT OUR OPERATIONS.

We may need additional capital to fund our operating losses and to expand our business. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the market price of the shares of common stock sold in this offering. Our failure to obtain the capital which we require may result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain any capital which we will need or how long we can remain in operation.

We will not receive any proceeds from the sale of the shares offered by this prospectus.

SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS MAY SUBSTANTIALLY INCREASE THE NUMBER OF SHARES AVAILABLE FOR SALE IN THE PUBLIC MARKET AND MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

We had outstanding options and warrants which, as of January 31, 2010, allowed the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock. See "Comparative Share Data" for additional information.

By means of this registration statement, as well as other registration statements filed with the Securities and Exchange Commission, substantially all of the shares of common stock which are issuable upon the exercise of the outstanding options and warrants may be sold in the public market. The sale of common stock issued or issuable upon the exercise of our outstanding options or warrants, or the perception that such sales could occur, may adversely affect the market price of our common stock.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

     o    demand for and market acceptance of our products;

     o    competitive pressures resulting in lower selling prices;

     o adverse changes in the level of economic activity in regions in which we do business;

     o adverse changes in industries, such as swimming pool construction, on which we are particularly dependent;

     o changes in the portions of our revenue represented by various products and customers;

     o    delays or problems in the introduction of new products;

     o    the  announcement  or  introduction  of  new  products,   services  or
          technological innovations by our competitors;

     o    variations in our product mix;

     o the timing and amount of our expenditures in anticipation of future sales;

     o    increased costs of raw materials or supplies; and

     o    changes in the volume or timing of product orders.

OUR OPERATIONS ARE SUBJECT TO SEASONAL FLUCTUATION.

The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATER$AVR(R) product are also seasonal, dependent on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

INTERRUPTIONS IN OUR ABILITY TO PURCHASE RAW MATERIALS AND COMPONENTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

OUR WATER$AVR(R) PRODUCT HAS NOT PROVEN TO BE A REVENUE PRODUCING PRODUCT AND WE MAY NEVER RECOUP THE COST ASSOCIATED WITH ITS DEVELOPMENT.

The marketing efforts of our WATER$AVR(R) product may result in continued losses. We introduced our WATER$AVR(R) product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only a few customers have ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product.

IF WE DO NOT INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR PRODUCTS COULD BECOME OBSOLETE AND OUR OPERATING RESULTS WOULD SUFFER.

Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

     o    accurately anticipate customer needs;

     o    innovate and develop new products and applications;

     o    successfully commercialize new products in a timely manner;

     o price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

     o    differentiate our products from our competitors' products.

In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers' needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

WE ARE DEPENDENT UPON CERTAIN CUSTOMERS.

Among our current customers, we have identified six that are sizable enough that the loss of any one would be significant. Any such loss of one or more of these customers could result in a substantial reduction in our revenues. For this reason, we concentrate on maintaining good sales relations with these customers. We also try and minimize this risk by seeking out new customers.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES.

Shipments made outside of the United States accounted for approximately __% of our revenues during the year ended December 31, 2009 and approximately 79% of our revenues during the year ended December 31, 2008. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

     o    changes in foreign currency exchange rates;

     o changes in a country or region's political or economic conditions, particularly in developing or emerging markets;

     o    longer  payment   cycles  of  foreign   customers  and  difficulty  of
          collecting receivables in foreign jurisdictions;

     o    trade protection measures and import or export licensing requirements;

     o    differing tax laws and changes in those laws;

     o    difficulty in staffing and managing widespread operations;

     o differing protection of intellectual property and changes in that protection; and

     o    differing regulatory requirements and changes in those requirements.

WE ARE SUBJECT TO CREDIT RISK AND MAY BE SUBJECT TO SUBSTANTIAL WRITE-OFFS IF ONE OR MORE OF OUR SIGNIFICANT CUSTOMERS DEFAULT ON THEIR PAYMENT OBLIGATIONS TO US.

We currently allow our major customers between 30 and 45 days to pay for each shipment of product we make to them. This practice, while customary, presents an accounts receivable write-off risk in that if one or more of our significant customers defaulted on their payment obligations to us, such write-off, if substantial, would have a material adverse effect on our business and results of operations. While we have exposure to this type of risk, we are no longer subject to the concentrated credit risk that we were previously subject to because of our relationship with Sun Solar. In addition, while our exposure to a bad debts and write-offs credit risk may increase as we service a larger number of customers in the swimming pool and personal spa, water evaporation and TPA industries, the effect of any such bad debts and write-offs will be minimized as a result of the increase in the numbers of our customers and overall revenues.

OUR PRODUCTS CAN BE HAZARDOUS IF NOT HANDLED, STORED AND USED PROPERLY; LITIGATION RELATED TO THE HANDLING, STORAGE AND SAFETY OF OUR PRODUCTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person's eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were to be viewed as being dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS MAY CREATE SIGNIFICANT ENVIRONMENTAL LIABILITIES AND FORCE US TO MODIFY OUR MANUFACTURING PROCESSES.

We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of certain of our chemical substances. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to the imposition of substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products, Sun Solar, is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques. Accordingly, we are doing all that we can to ensure our proprietary products and technologies are not used by them (or others) without our permission.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND PREVENT US FROM MAKING OR SELLING CERTAIN PRODUCTS.

Third parties may seek to claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the United States or abroad.

A CLAIM FOR DAMAGES COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our business exposes us to potential product liability risks, particularly with respect to our consumer swimming pool and consumer TPA products. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

OUR ONGOING SUCCESS IS DEPENDENT UPON THE CONTINUED AVAILABILITY OF CERTAIN KEY EMPLOYEES.

Our business would be adversely affected if the executive services of Daniel B. O'Brien ceased to be available to us because we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O'Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

                             COMPARATIVE SHARE DATA

                                                          Number        Note
                                                         Of Shares   Reference
                                                         ---------   ---------

Shares outstanding as of January 31, 2010:              13,962,567

Shares to be sold in this Offering:

   Shares issuable upon exercise of warrants sold
   to private investors                                    443,240         A

   Shares issuable upon exercise of sales
   agent's warrants                                         46,800         A
                                                          -----------
                                                           490,040
                                                          ===========

Other Shares Which May Be Issued:
--------------------------------

      The following table lists additional shares of our common stock which may be issued as of January 31, 2010:

                                                          Number        Note
                                                         Of Shares   Reference
                                                         ---------   ---------

      Shares issuable upon exercise of options
       granted to our officers, directors, employees,
       consultants, and third parites                    1,701,700        B


A. By means of this prospectus a number of our shareholders are offering to sell up to 490,040 shares of our common stock which are issuable upon the exercise of warrants. Warrants to purchase 443,240 shares were sold in a private offering, together with shares of our common stock, in 2007. Each warrant permits the holder to purchase one share of our common stock at a price of $3.00 at any time on or before December 31, 2010.

      In connection with the private offering we paid sales commissions to FIG Partners, LLC ($14,251) and Barretto Securities, Inc. ($45,000). We also issued warrants which allow FIG Partners to purchase 5,816 shares of our common stock and Barretto Securities to purchase 16,154 shares of our common stock. These warrants may also be exercised at a price of $3.00 per share at any time on or before December 31, 2010.

B. Options are exercisable at prices ranging from $1.50 to $3.85 per share. The options expire at various dates prior to December 31, 2015.

      The shares referred to in Note A are being offered for sale by means of this registration statement. See "Selling Shareholders".

      The shares referred to in Note B are being offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                           MARKET FOR OUR COMMON STOCK

      Our common stock is traded on the NYSE AMEX under the symbol "FSI". The following table shows the range of high and low closing prices on the NYSE AMEX for our common stock for the periods indicated. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                            High      Low
                                                            ----      ---

Year Ended December 31, 2008            First Quarter      $2.24     $1.43
                                        Second Quarter      2.80      2.09
                                        Third Quarter       2.48      1.59
                                        Fourth Quarter      4.12      2.80

Year Ended December 31, 2009            First Quarter      $2.28     $1.76
                                        Second Quarter     $1.79     $1.20
                                        Third Quarter      $1.38     $1.19
                                        Fourth Quarter     $1.75     $1.17

      As of January 31, 2010 we had approximately 1,700 shareholders.

      Our common stock also trades on the Frankfurt stock exchange under the symbol "FXT."

      We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. Our board of directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by the board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

      By means of this prospectus a number of our shareholders are offering to sell up to 490,040 shares of our common stock which are issuable upon the exercise of warrants. Warrants to purchase 443,240 shares were sold in a private offering, together with shares of our common stock, in 2007.

      Included in the shares offered by this prospectus are shares issuable upon the exercise of warrants issued to FIG Partners, LLC (5,816 shares), and Barretto Securities (16,154 shares), both of which were sales agents which participated in the private offering.

      Each warrant permits the holder to purchase one share of our common stock at a price of $3.00 at any time on or before December 31, 2010.

      We will not receive any proceeds from the sale of the shares by the selling shareholders. We will pay all costs of this offering. The selling shareholders will pay all sales commissions and other costs relating to the sale of their shares.

                                               Shares
                                              Issuable    Shares to     Share
                                                Upon       Be Sold    Ownership
                                   Shares     Exercise     in this      After
Name                               Owned    of Warrants    Offering    Offering
----                               ------   -----------   ---------   ---------

Rohn and Bodmer Banquiers              --      153,845      153,845         --
Joylen F. Stern                        --       38,500       38,500         --
William G. Spears                      --       38,500       38,500         --
William G. Spears Profit Sharing Plan  --       38,500       38,500         --
Glacier Partners LP                    --      115,385      115,385         --
Pictet Asset Management                --       46,800       46,800         --
North Point Partners I LLC             --       36,540       36,540         --
FIG Partners, LLC                      --        5,816        5,816         --
Barretto Securities                    --       16,154       16,154         --

     The controlling person of each selling shareholder, which is not an individual, is shown below:

     Selling Shareholder                   Controlling Person
     -------------------                   ------------------

     William G. Spears Profit Sharing Plan William G. Spears
     Glacier Partners LP                   Peter Castellanos
     Pictet Asset Management               Philippe Rohner or Hans Peter Portner
     North Point Partners I LLC            Peter Imber
     FIG Partners, LLC                     Geoffrey Hodgson
     Barretto Securities                   Landon Barretto

      None of the selling shareholders had or ever had, any material relationship with us or our officers or directors. To our knowledge, none of the selling shareholders are affiliated with a broker dealer except for FIG Partners, LLC and Barretto Securities.

      All of the selling shareholders acquired the shares they are offering by means of this prospectus in the ordinary course of business. At the time they acquired these shares the selling shareholders did not have any agreements or understandings, directly or indirectly, with any person to distribute their shares.

Manner of Sale
--------------

      The shares of common stock to be sold by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. We cannot and the selling shareholders cannot presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    If any selling shareholder enters into an agreement to sell its shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

    We have has advised the selling shareholders that they, and any securities broker/dealers or others who may be deemed to be statutory underwriters, will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have has also advised the selling shareholders that in the event of a "distribution" of the shares owned by the selling shareholders, the selling shareholders, any "affiliated purchasers", and any broker/dealer or other person who participate in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in the distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock. All our outstanding shares are fully paid and non-assessable.

Preferred Stock

      We are authorized to issue 1,000,000 shares of preferred stock. Our Articles of Incorporation provide that our Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Nevada law, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series established. As our Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover.

Options and Warrants

      See the "Comparative Share Data" section of this prospectus for information concerning our outstanding options and warrants.

Transfer Agent

     Computershare Trust Company, Inc., of Golden, Colorado, is the transfer agent for our common stock.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus has been passed upon by Hart & Trinen, Denver, Colorado.

                                 INDEMNIFICATION

      The Nevada Revised Statutes authorize indemnification of any of our directors or officers against expenses incurred in connection with any action, suit, or proceeding to which the director or officer is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence. In addition, a director or officer who was found liable for misconduct or negligence may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers, pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      We are subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information which we have filed can be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding us. The address of that site is http://www.sec.gov.

      We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus).

Requests should be directed to:

                     Flexible Solutions International, Inc.
                              615 Discovery Street
                           Victoria, British Columbia,
                                 Canada V8T 5G4
                                 (250) 477-9969

      The following documents we filed with the Commission (Commission File No. 0-29649) are incorporated by reference into this prospectus:

     o    Current report on Form 8-K (filed on 1/27/09).

     o    Current report on Form 8-K (filed on 2/6/09).

     o Amended report on Form 10-KSB/A for the year ended December 31, 2007 (filed on 3/4/09).

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed on 3/26/09).

     o    Current report on Form 8-K (filed on 3/30/09).

     o Report on Form 10-Q for the three months ended March 31, 2009 (filed on 5/14/09).

     o    Current report on Form 8-K (filed on 5/20/09).

     o Amended Report on Form 10-K/A for the year ended December 31, 2008 (filed on 6/29/2009)

     o Report on Form 10-Q for the three months ended June 30, 2009 (filed on 8/13/2009)

     o Report on Form 10-Q for the three months ended September 30, 2009 (filed on November 12, 2009).

     o    Proxy statement relating to December 28, 2009 shareholders' meeting.


      All documents filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time we use the prospectus to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

      We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

     No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.


                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary  .............................................             2
Risk Factors ....................................................             3
Comparative Share Data ..........................................             9
Market for Our Common Stock .....................................            10
Selling Shareholders and Plan of Distribution ...................            11
Description of Securities .......................................            13
Legal Matters ...................................................            14
Indemnification .................................................            14
Additional Information ..........................................            15


                                  Common stock

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.


                                   PROSPECTUS